Exhibit 99.1

Aequi Acquisition Corp. Announces Intent to Liquidate

Greenwich, CT, July 21, 2023 (GLOBE NEWSWIRE) -- Aequi Acquisition Corp. (the “Company”) (Nasdaq: ARBG) announced today that it intends to liquidate as soon as practicable on or after August 3, 2023 and to return funds to holders of its shares of Class A common stock.

The Board of Directors of the Company has determined it would not be feasible for the Company to complete an initial business combination by August 24, 2023, the deadline date in which the Company is required to consummate a business combination.

The Company expects to redeem all of its outstanding shares of Class A common stock for an estimated redemption price of approximately $10.25 per share (the “Redemption Amount”) after the payment of taxes and dissolution expenses. On or about the close of business on August 3, 2023, the Class A common stock will be deemed canceled and will represent only the right to receive the Redemption Amount. The Redemption Amount will be payable to the holders of Class A common stock through the facilities of Continental Stock Transfer & Trust Company, the Company’s transfer agent.

The Company expects that The Nasdaq Stock Market LLC will file a Form 25 with the Securities and Exchange Commission to delist its securities and to terminate the registration of the Company’s securities pursuant to Section 12(b) of the Securities Exchange Act of 1934, as amended. The Company thereafter expects to file a Form 15 to terminate its reporting obligations.

Forward Looking Statements

Certain statements made in this press release and the documents incorporated by reference herein are “forward looking statements” within the meaning of the “safe harbor” provisions of the United States Private Securities Litigation Reform Act of 1995. Forward-looking statements can be identified by words such as: “target”, “believe”, “expect”, “will”, “shall”, “may”, “anticipate”, “estimate”, “would”, “positioned”, “future”, “forecast”, “intend”, “plan”, “project”, “outlook” and other similar expressions that predict or indicate future events or trends or that are not statements of historical matters. Examples of forward-looking statements include, among others, statements made in this press release regarding the proposed liquidating distribution to be made by the Company.

Forward-looking statements are neither historical facts nor assurances of future performance. Instead, they are based only on the Company’s current beliefs, expectations and assumptions. Because forward-looking statements relate to the future, they are subject to inherent uncertainties, risks and changes in circumstances that are difficult to predict and many of which are outside of our control. Actual results and outcomes may differ materially from those indicated in the forward-looking statements. Therefore, you should not rely on any of these forward-looking statements.

The Company cautions readers not to place undue reliance upon any forward-looking statements, which speak only as of the date made. The Company does not undertake or accept any obligation or undertaking to release publicly any updates or revisions to any forward-looking statements to reflect any change in their expectations or any change in events, conditions, or circumstances on which any such statement is based, whether as a result of new information, future events, or otherwise, except as may be required by applicable law. The Company does give any assurance that it will achieve its expectations.

Contacts

Hope S. Taitz

Aequi Acquisition Corp.

500 West Putnam Avenue, Suite 400

Greenwich, CT 06830

 (917) 297-4075

hope@aequicorp.com